HEI Exhibit 10.15

EMPLOYMENT SEPARATION AGREEMENT

This Agreement by and between ROBERT F. MOUGEOT (“Employee”) and HAWAIIAN ELECTRIC INDUSTRIES (“HEI”), and its subsidiary and affiliated entities and the shareholders, directors, officers, employees and agents of HEI and its subsidiary and affiliated entities (collectively referred to as “Employer”) is effective as of the date described in Section 7 below and sets forth the rights and obligations of the parties arising from Employee’s recruitment for, employment with, and separation from employment with Employer as of the date of the last signatory to this Agreement.

1. Separation from Employment

Employee hereby retires from employment with Employer effective as of midnight, November 12, 2002. Employee shall be paid all salary then due plus all earned and accrued employee benefits less any applicable payroll taxes in accordance with the terms and conditions of the Employer’s policies and plans governing such employee benefits. Employee shall not be required to perform any employment duties for Employer after November 12, 2002, and shall not receive, earn or be entitled to any wages, employee benefits or other compensation from Employer from and after November 12, 2002, except as provided in the Employer’s employee benefits policies and plans or as provided in Section 2 below.

2. Additional Separation Benefits

Subject to the provisions of Section 7 below and in consideration of Employee’s execution of this Agreement and his full and timely performance of all his promises and obligations in this Agreement, Employer agrees to provide Employee the following additional severance benefits upon the execution of this Agreement by Employee and the expiration of the seven (7) day revocation period described in Section 7 below.

a. Except as otherwise provided in Section 7 below, which shall supersede anything stated herein to the contrary, a severance payment in the amount of Three Hundred Fifty Thousand and No/1000 Dollars ($350,000.00), less applicable payroll taxes payable as follows:

(1) Seventy-Five Thousand and No/100 Dollars ($75,000.00), less applicable payroll taxes, upon expiration of the seven (7) day recission period described in Section 7 below;

(2) One Hundred Thousand and No/100 Dollars ($100,000.00), less applicable payroll taxes, on or before January 3, 2003; and

(3) One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), less applicable payroll taxes, on or before January 5, 2004.

b. Employee will be entitled to participate in the 2002 Executive Incentive Compensation Plan (“EICP) with no pro-rata adjustment for retiring prior to December 31, 2002. In addition, if the earnings threshold is met for the 2002 EICP, Employee will receive a payout at the “Target” level for the goal “Overall performance evaluation by the President,” weighted at 30 percent of Employee’s 2002 EICP. Employee will also be entitled to participate in the 2000-2002 Long-Term Incentive Plan (“LTIP”), 2001-2003 LTIP and the 2002-2004 LTIP with no pro-rata adjustment for retiring prior to December 31, 2002; provided, however, that if there is a payout for the HEI officers under the 2001-2003 LTIP and the 2002-2004 LTIP, Employee will be eligible for a 24/36 payout and a 12/36 payout, respectively. Effective upon the date of Employee’s retirement, all outstanding non-qualified stock option (“NQSO”) grants already made to Employee

(1999, 2000, 2001 and 2002 grants) will become fully exercisable, notwithstanding that the option may not be otherwise fully exercisable under Section 3.1 (a) of Employee’s Non-qualified Stock Option Agreement. In addition, upon Employee’s exercise of each NQSO stock option, Employee will be entitled to receive all dividend equivalent awards on Employee’s outstanding NQSO grants up to and including dividend equivalent awards made on November 12, 2002.

c. As a retiree of HEI, Employee will be eligible to receive retirement benefits generally available to other HEI retirees under The Postretirement Welfare Benefits Plan for Employees of Hawaiian Electric Company, Inc. and Participating Employers.

d. In consideration of Employer’s agreement to provide severance payments described in paragraph 2.a above, Employee agrees that such payments shall constitute voluntary prepayment of unemployment compensation benefits and/or workers’ compensation benefits under Hawaii Revised Statutes Section 386-52 if Employee is awarded any unemployment or workers’ compensation benefits attributable to his employment or termination of employment with Employer. Employee further agrees to meet in Honolulu, Hawaii, with legal counsel representing American Savings Bank (“ASB”) in the American Savings Bank, F.S.B. v. Paine Webber, Inc. litigation to prepare for his testimony in that litigation and to be available during the trial, including mediation or arbitration, of the case to testify in good faith on behalf of ASB. The parties estimate that Employee’s preparation time should not exceed one (1) day and that his time testifying should not exceed one (1) day, although Employee’s availability to testify may require more than one (1) day if the Court is not able to assign a specific day in advance for Employee’s testimony.

3. Employer Property

Employee shall promptly return to Employer any remaining Employer information and property still in Employee’s possession or control including and without limitation confidential business or customer reports, maps, files, memoranda, records, software, credit cards, door and file keys, computer access codes, disks and instruction manuals, and any other property which Employee received or prepared or helped prepare in connection with employee’s employment with Employer.

4. Confidentiality and Cooperation

Employee and Employer agree that they will cooperate with each other to assure a harmonious and positive separation, and neither party will make any disparaging comments about Employee, Employer, its directors, officers, financial operations or reports. As part of such cooperation, Employee agrees to Employer’s prior public statement of Employee’s retirement. Employee and Employer agree to keep the terms, amount and fact of this Agreement completely confidential. However, Employee may discuss this Agreement with his attorney, accountant and immediate family; provided, they agree to keep the contents of this Agreement confidential and not disclose it to others. Employer may likewise disclose the terms, amount or facts of this Agreement to those directors, officers, employees, attorneys, auditors, accountants, government rating agencies or other private entities as necessary or prudent for its business operations. Employee also agrees that any and all information obtained by Employee or disclosed to Employee during his employment with the Employer which is not already known to the general public, including but not limited to Employer’s financial and business information, strategic plans, projects, customers, programs, methods of operation, processes, practices, policies and procedures, are strictly confidential and proprietary to Employer, and shall be treated as trade secrets of Employer. Employee covenants in perpetuity that such trade secrets shall not be disclosed, discussed, or revealed to any persons, entities or organizations by Employee at any time. Employee understands and acknowledges that the existence of this confidentiality provision is a material inducement for Employer to enter into this Agreement. The parties agree that Employer would suffer irreparable harm if Employee breaches this confidentiality provision, and, therefore, both parties agree that if such breach occurs, then in addition to any other remedies available to Employer at law or equity Employee shall immediately repay Employer as a reasonable estimate of damages and not as a penalty an amount up to twenty-five percent (25%) of the severance payment described in Section 2.a above plus interest at the maximum rate allowed by law from the date of payment of the severance payment until repaid by Employee and no further payments will be made under Section 2.

5. Voluntary Agreement

Employee fully understands his right to discuss and has had the opportunity to discuss all aspects of this Agreement with Employee’s family or attorney and represents to Employer that Employee has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

6. Release, Indemnification and Promise Not To Sue.

a. Release. As a material inducement to Employer to enter into this Agreement and to provide to Employee the additional separation benefits described in Section 2 above, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Employer from any and all claims, liabilities, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, statutory or common law, known or unknown, suspected or unsuspected (including, but not limited to any claims arising out of or under any (i) contract of employment; (ii) federal, state or local laws prohibiting age or other forms of employment discrimination; (iii) Employee’s recruitment for employment with or separation from employment with Employer; and, (iv) employee benefit plan or law) which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against Employer based on any act or omission occurring up to the termination of Employee’s employment with Employer (hereafter collectively called “Claims”). The foregoing release shall not apply to any claim by Employee to enforce Employer’s express obligations under this Agreement or for benefits under any federal or Hawaii law that cannot be waived or discharged by agreement.

b. Indemnification.

As a further material inducement to Employer to enter into this Agreement and to pay to employee the separation benefits described in Section 2 above, Employee hereby agrees to indemnify and hold Employer harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Employer arising out of any breach of this Agreement by Employee and not to initiate or file any claim or lawsuit over any Claim released above. Employee expressly understands and acknowledges that this Agreement may be pleaded as a defense to, and may be used as the basis for an attempted injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this Agreement by Employee.

c. Promise Not To Sue.

Employee also agrees not to file or initiate any claim or lawsuit with any agency or court based on any claim covered by the foregoing release, including any claim arising out of employee’s employment or separation from employment with Employer other than to enforce this Agreement. If Employee files any administrative claim or lawsuits against Employer based on any claim arising out of his employment or termination of employment with Employer, then in addition to all other remedies provided by law or equity, Employee agrees to pay Employer for all costs, including reasonable attorneys fees, incurred by Employer in defending against administrative claims or lawsuit and to credit any amounts paid under this Agreement against any recovery obtained by Employee.

7. Review and Revocation Rights.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT HE HAS UP TO TWENTY-ONE (21) DAYS TO DECIDE WHETHER TO SIGN THIS AGREEMENT AND SHOULD CONSULT WITH AN ATTORNEY. WITHIN SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT, EMPLOYEE MAY RESCIND IN WRITING ONLY EMPLOYEE’S RELEASE OF ANY CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT (THE “ADEA”). IF THE SEVENTH DAY FALLS ON A SATURDAY, SUNDAY, OR HOLIDAY, THE NEXT REGULAR BUSINESS DAY WILL BE CONSIDERED THE SEVENTH DAY. IF EMPLOYEE ELECTS IN A TIMELY MANNER TO RESCIND THE RELEASE OF ANY FEDERAL ADEA CLAIM, THE RELEASE WILL STILL REMAIN IN EFFECT FOR ALL OTHER CLAIMS AND THE ADDITIONAL TERMINATION PAY AND BENEFITS

DESCRIBED IN PARAGRAPH 2 ABOVE SHALL BE MODIFIED BY REDUCING THE SEVERANCE PAYMENT IN SECTION 2.a TO A TOTAL OFSEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00).

EMPLOYEE UNDERSTANDS AND AGREES THAT UNLESS OTHERWISE AGREED IN WRITING BY THE PARTIES, THE TERMS OF THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE LATER OF THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE EXPIRATION OF THE SEVEN (7) DAY REVOCATION PERIOD DESCRIBED ABOVE. IF EMPLOYER EXECUTES AND DELIVERS THIS AGREEMENT BUT THEN TIMELY REVOKES HIS RELEASE OF ANY FEDERAL AGE DISCRIMINATION CLAIM, THIS AGREEMENT AND RELEASE OF ALL OTHER CLAIMS WILL REMAIN IN FULL FORCE AND EFFECT.

8. Arbitration.

Because of the delay, expense and publicity which results from the use of the State and Federal court systems, Employer and Employee agree to submit to final and binding arbitration any claims and disputes arising out of or related to this Agreement and Employee’s recruitment, employment, compensation, benefits, or termination of employment, including but not limited to all claims and disputes arising under Hawaii and Federal wrongful termination and employment discrimination laws (e.g. Title VII, ADEA, ADA, FMLA, or other anti-discrimination laws) rather than to use such court systems. In any such arbitration, the then existing American Arbitration Association rules for resolving employment disputes shall govern the arbitration, subject to the Federal Arbitration Act, if applicable, or if not applicable then the Hawaii Arbitration Act, HRS Chapter 658 then in effect.

9. Mutual Agreement

The parties each represent and acknowledge that they are entering into this Agreement to effect an amicable and positive separation of Employee’s employment with Employer and not as an admission that either party has violated any law, or other legal obligations such as those described in paragraph 6 above. This Agreement represents an amicable compromise and settlement of all of Employee’s rights, claims and benefits.

10. Entire Agreement

Employee represents and acknowledges that in executing this Agreement he does not rely, and has not relied, upon any representation or statement by Employer not set forth in this Agreement regarding this agreement or employee’s recruitment for, employment with, or separation from employment with Employer.

This Employment Separation Agreement sets forth the entire agreement between Employer and employee with regard to the conditions of Employee’s separation and retirement from employment with Employer. Employee understands that this Agreement supersedes any and all prior agreements or understandings between the parties regarding Employee’s recruitment for, employment with and separation or retirement from employment with employer. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

Employee agrees to keep employer informed of his address to ensure Employee’s receipt of all mailings, such as W-2s, etc.

PLEASE READ CAREFULLY. THIS EMPLOYMENT SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS.

EMPLOYEE		EMPLOYER

HAWAIIAN ELECTRIC INDUSTRIES, INC.

	/s/ Robert F. Mougeot	By:	/s/ Robert F. Clarke
	ROBERT F. MOUGEOT		ROBERT F. CLARKE
Its Chief Executive Officer

Date:	November 17, 2002	Date:	November 17, 2002

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